UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
             -------------------------------------------------------

                                  SCHEDULE 13G




                    Under the Securities Exchange Act of 1934
                              (Amendment No. __)1


                            Sharper Image Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    820013100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   May 1, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]   Rule 13d-1(b)

     [X]   Rule 13d-1(c)

     [ ]   Rule 13d-1(d)


-----------------------------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                                          Page 2 of 5 Pages


CUSIP NO. 820013100                                      13G
------------ ----------------------------------------------------------------------------------------------
     1        Name of Reporting Persons
              S.S. or I.R.S. Identification Nos. of above persons

              Elyse Eng Revocable Trust dated March 29, 2002

------------ ----------------------------------------------------------------------------------------------
     2        Check the Appropriate Box if a Member of a Group
                                                                                          (a) [ ]  (b) [X]

------------ ----------------------------------------------------------------------------------------------
     3        SEC USE only
------------ ----------------------------------------------------------------------------------------------
     4        Citizenship or Place of Organization

                   United States of America
--------------------------- ---------- --------------------------------------------------------------------
                    5        Sole Voting Power                                                      781,833
  Number of
   Shares
 Beneficially    ---------- -------------------------------------------------------------------------------
  Owned by          6        Shared Voting Power                                                          0
    Each         ---------- -------------------------------------------------------------------------------
 Reporting          7        Sole Dispositive Power                                                 781,833
Person With      ---------- -------------------------------------------------------------------------------
                    8        Shared Dispositive Power                                                     0
------------ ----------------------------------------------------------------------------------------------
     9        Aggregate Amount Beneficially Owned by Each Reporting Person                          781,833

------------ ----------------------------------------------------------------------------------------------
     10       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares                      [ ]

------------ ----------------------------------------------------------------------------------------------
     11       Percent of Class Represented by Amount in Row 9                                          6.4%

------------ ----------------------------------------------------------------------------------------------
     12       Type of Reporting Person                                                                  OO

-----------------------------------------------------------------------------------------------------------

                                                               Page 3 of 5 Pages


     Item 1(a)       Name of Issuer:

                     Sharper Image Corporation

     Item 1(b)       Address of Issuer's Principal Executive Offices:

                     650 Davis Street
                     San Francisco, CA  94111

     Item 2(a)       Name of Person Filing:

                     Elyse Eng Revocable Trust dated March 29, 2002

     Item 2(b)       Address  of   Principal   Business   Office  or,  if  None,
                     Residence: 310 Spruce Street San Francisco, CA 94118

     Item 2(c)       Citizenship:
                     United States of America


     Item 2(d)       Title of Class of Securities:

                     Common Stock

     Item 2(e)       CUSIP Number:

                     820013100

      Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

                     Not Applicable

      Item 4.        Ownership.

                     See rows 5-11 of cover sheet hereto.

      Item 5.        Ownership of Five Percent or Less of a Class.

                     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

      Item 6.        Ownership  of More than Five  Percent  on Behalf of Another
                     Person.

                     Not applicable

      Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                     Not Applicable

      Item 8.        Identification and Classification of Members of the Group.

                     Not Applicable


      Item 9.        Notice of Dissolution of Group.

                     Not Applicable

                                                               Page 4 of 5 Pages



     Item 10.        Certification.

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 5 of 5 Pages



                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                           Date:             May 13, 2002

                           ELYSE ENG REVOCABLE TRUST DATED MARCH 29, 2002




                           Signature:     /s/ Elyse Eng
                                          -------------------------------
                                          Elyse Eng
                                          Trustee